Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-113630, Form S-3 No. 333-123862 and Form S-8 No. 333-127001) of American Equity Investment Life Holding Company and in the related Prospectuses of our reports dated March 13, 2006, with respect to the consolidated balance sheet of American Equity Investment Life Holding Company and Subsidiaries as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, included herein.

/s/ KPMG
Des Moines, Iowa March 13, 2006